Exhibit 23.4


                 Consent of KPMG Peat Marwick LLP

The Board of Directors
Proffitt's, Inc.

We consent to incorporation by reference in the Registration Statement on Form S-8 of Proffitt's, Inc. of our report dated June 30, 1997, relating to the statements of net assets available for Plan benefits of the Carson Pirie Scott & Co. Savings Plan as of February 1, 1997 and February 3, 1996, and the related statements of changes in net assets available for Plan benefits for the years then ended, and the related schedules, which report appears in the February 1, 1997 Annual Report on Form 11-K of the Carson Pirie Scott & Co. Savings Plan.


                                   /s/  KPMG Peat Marwick LLP

                                   KPMG Peat Marwick LLP

Milwaukee, Wisconsin
March 4, 1998